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                                                                   EXHIBIT 10.44

                                                                     Translation

                            EQUITY TRANSFER AGREEMENT

TRANSFEROR (PARTY A): SHANDONG ECONOMIC OBSERVING NEWSPAPER CO. LTD.

TRANSFEREE (PARTY B): BEIJING TAIDE ADVERTISING CO. LTD.

     After consultation between Shandong Economic Observing Newspaper Co. Ltd. (hereafter as Party A), which is the shareholder of Beijing Jingguan Xincheng Advertising Co. Ltd., and Beijing Taide Advertising Co. Ltd. (hereafter as Party
B), Party A has agreed to transfer its RMB 2.5 million worth of shares (50% of the registered capital) of Beijing Jingguan Xincheng Advertising Co. Ltd to Party B. Party B has agreed to accept the shares transferred by Party A, at a transfer price of RMB 2.5 million. Shandong Economic Observing Newspaper Co. Ltd is the owner of the selling party's equity and has ensured that there is no controversy or disputes about the concerned equity, and there exist no guaranteed rights and benefits and third party rights and benefits with the concerned selling party's equity. Upon the completion of the transfer of the equity, Beijing Taide Advertising Co. Ltd becomes 100% the equity owner of Beijing Jingguan Xincheng Advertising Co. Ltd.

After the transfer of the equity, Party A will no longer enjoy any rights or bear any obligations to Beijing Jingguan Xincheng Advertising Co. Ltd. Party B will enjoy rights and bear obligations to Beijing Jingguan Xincheng Advertising Co. Ltd according to Party B's proportion of capital therein.

This agreement is effective upon the execution by both parties.

Transferor (Shandong Economic Observing Newspaper Co., Ltd.) [Company chop of Shandong Economic Observing Newspaper Co., Ltd.]

Transferee (Beijing Taide Advertising Co., Ltd.) [Company chop of Beijing Taide Advertising Co., Ltd.]

Dated: September 12, 2006